EXHIBIT 5.1

WILLIAMS LAW GROUP, P.A.
2503 West Gardner Court
Tampa, FL  33611
Phone:  813.831.9348
Fax:  813.832.5284

November 10, 2011

ChatChing, Inc.

Re: Registration Statement on Form S-1

Gentlemen:

Our firm has acted as your counsel in the preparation on a Registration Statement on Form S-1 (the "Registration Statement") filed by you with the Securities and Exchange Commission covering 100,000,000,000,000 Points convertible into up to 400,000,000 shares of Common Stock of the Company  and the underlying 400,000,000 shares of Common Stock of the Company  of ChatChing, Inc. to be filed on or about September 22, 2011 (collectively, the "Securities").

In so acting,  we have examined and relied upon such records,  documents and other  instruments  as are necessary or  appropriate in order to express the opinion  hereinafter  set forth and have assumed the  genuineness of all signatures,  the authenticity of all documents submitted to us as originals, and the  conformity  to original  documents  of all  documents  submitted  to us certified or photostatic copies.  This opinion is based upon the laws of the state of Wyoming.

Based on the foregoing, we are of the opinion that:

1.	The Securities when issued as set forth in the Registration Statement will be duly and validly issued, fully paid and nonassessable.

2.	The issuance of the Securities has been duly authorized.

3.	The Points are binding obligations of the registrant under the laws of Florida and other applicable jurisdictions.

We hereby consent to the use of this opinion in the Prospectus discussion of the opinion in and to being named as in the “Expert” section of the Registration Statement as well as the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Williams Law Group, P.A.

/s/ Michael T. Williams, Esq.

By: Michael T. Williams, Esquire, President
For the Firm